EXHIBIT 5.1

                      SONNENSCHEIN NATH & ROSENTHAL OPINION

                                KENNETH G. KOLMIN

                                  (312) 876-3191

                                  June 26, 1998

Securities and Exchange Commission

450 Fifth St., N.W.

Washington, D.C. 20549

   Re: Empire of Carolina, Inc. Registration Statement on Form S-3 (File No. 333-_________)

Ladies and Gentlemen:

   We have acted as counsel to Empire of Carolina, Inc. a Delaware corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933 (the "Act") pursuant to the Company's Registration Statement on Form S-3 (File No. 333-_________ ) to be filed with the Securities and Exchange Commission (the "Commission") on or about the date of this letter (the "Registration Statement") of (i) 5,000,000 shares (the "Issued Shares") of the Company's common stock, par value $.10 per share (the "Common Stock") and (ii) up to 1,153,846 shares of Common Stock to be issued under certain circumstances (the "Issuable Shares") pursuant to the Share Purchase Agreement by and among the Company and the shareholders of Apple Sports, Inc. and Apple Golf Shoes, Inc. dated April 10, 1998 (the "Share Purchase Agreement").

   In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of
Incorporation of the Company, as amended to date (the "Certificate"); Certificates of Good Standing of a recent date, and certificates of certain officers of the Company, and such agreements, instruments, certificates of public officials and others, and such other documents, certificates and records; and have made such other investigations, as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

   We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power, corporate and otherwise, to enter into and perform their respective obligations thereunder and have also assumed the due authorization by all requisite action, corporate and otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

   Based upon and subject to the foregoing, we are of the opinion that:

   1. The Issued Shares are duly authorized and validly issued, fully paid and non-assessable.

   2. The Issuable Shares, when issued, sold and delivered in the manner and for the consideration stated in the Prospectus included in the Registration Statement, will be duly authorized and validly issued, fully paid and non-assessable.

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   We hereby  consent  to the  filing of this  opinion  with the  Commission  as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                Very truly yours,

                SONNENSCHEIN NATH & ROSENTHAL

                By:   /s/Kenneth G. Kolmin
                      ----------------------
                         Kenneth G. Kolmin



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